Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-195509) pertaining to Apple Inc. 2014 Employee Stock Plan,

(2)	Registration Statement (Form S-8 No. 333-193709) pertaining to Topsy Labs, Inc. 2007 Stock Plan,

(3)	Registration Statement (Form S-3 ASR No. 333-188191) of Apple Inc.,

(4)	Registration Statement (Form S-8 No. 333-184706) pertaining to AuthenTec, Inc. 2007 Stock Incentive Plan and AuthenTec, Inc. 2010 Incentive Plan, as amended,

(5)	Registration Statement (Form S-8 No. 333-180981) pertaining to Chomp Inc. 2009 Equity Incentive Plan,

(6)	Registration Statement (Form S-8 No. 333-179189) pertaining to Anobit Technologies Ltd. Global Share Incentive Plan (2006),

(7)	Registration Statement (Form S-8 No. 333-168279) pertaining to Siri, Inc. 2008 Stock Option/Stock Issuance Plan,

(8)	Registration Statement (Form S-8 No. 333-165214) pertaining to Apple Inc. 2003 Employee Stock Plan, la la media, inc. 2005 Stock Plan and Quattro Wireless, Inc. 2006 Stock Option and Grant Plan,

(9)	Registration Statement (Form S-8 No. 333-146026) pertaining to Apple Inc. 2003 Employee Stock Plan and Apple Inc. Amended Employee Stock Purchase Plan,

(10)	Registration Statement (Form S-8 No. 333-125148) pertaining to Employee Stock Purchase Plan and 2003 Employee Stock Plan, and

(11)	Registration Statement (Form S-8 No. 333-75930) pertaining to 1997 Employee Stock Option Plan;

of our report dated October 27, 2014, except for Note 11 – Segment Information and Geographic Data, as to which the date is January 28, 2015, with respect to the consolidated financial statements of Apple Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

San Jose, California

January 28, 2015